Exhibit 3.8

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:54 PM 04/29/2013
FILED 12:46 PM 04/29/2013
SRV 130495755 - 3055808 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT CHANGING ONLY THE
REGISTERED OFFICE OR REGISTERED AGENT OF A
LIMITED PARTNERSHIP

The limited partnership organized and existing under the Limited Partnership Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited partnership is
ALLIANCE RESOURCE OPERATING PARTNERS, L.P. .

2. The Registered Office of the limited partnership in the State of Delaware is changed to 615 South DuPont Highway
(street), in the City of Dover ,
Zip Code 19901 . The name of the Registered Agent at such address upon whom process against this limited partnership may be served is
National Corporate Research, Ltd. .

By:	/s/ R. Eberley Davis
General Partner

Name:	R. Eberley Davis
Print or Type
Senior Vice President, General Counsel and Secretary of Alliance Resource Management GP. LLC, General Partner